EXHIBIT 99.1

Carrollton Bancorp

Shareholders Meeting

May 8, 2012

Now that we have completed the business of the 2012 annual meeting of the shareholders, I would like once more to welcome you on behalf of Carrollton Bancorp’s Management and the Company’s Board of Directors, whose members join me here today.  We appreciate your continued support for our Company.

My comments today will be short.  A brief summary of the events of the past 3 years - and most notably the past 18 months – will allow us to focus on the decision to merge with Bay Bank.

As everybody is aware, the past 3+ years have been brutal - for the economy in general, for the banking industry, and for Carrollton Bank.  As the economy’s tailspin deepened in 2008, the government created the Trouble Asset Relief Program or TARP in the hope of strengthening and stabilizing the financial services sector of the US.  At the time, qualifying for TARP was viewed positively.  Institutions not participating in TARP were often seen as weak or troubled banks.  Through various strategic planning meetings Carrollton elected to apply for $9.2M in TARP funds.  Three simple reasons drove this decision:

·	First, we held almost $4M of FHLB stock, and the viability of the FHLB was a huge concern;

·	Second, our pension plan liability continued to increase and we saw little reason to believe that such trend would reverse; and

·	Third, the uncertainty of the economy, the impact of plummeting real estate values, and growing and persistent unemployment, all cast shadows of concern on the credit quality of our assets.

Standing here today I must tell you we were fortunate to take TARP.  It is true that the FHLB rebounded, and while the pension plan liability still exists, we believe that it is manageable.  However, as everyone is aware we’ve had our share of asset quality issues, predominately in our land acquisition, development and construction loan portfolio as well as in our securities portfolio.  We believe that our staff has done an excellent job of working through and reducing non-performing assets and staying on top of any new credit issues.

The past 3-years have left us with a need to increase capital levels.  While we believe that we are well capitalized, through deleveraging, our current capital is insufficient to support our growth goals and we do not have the capital to repay TARP in 2014.  In addition, we recognize we do not have the capacity to earn our way out of TARP.

Because of the need for capital, the Board of Directors began approximately 18 months ago to examine alternatives and strategic initiatives.  Three options emerged, with clarity:  (a) raise capital through capital markets; (b) identify a “merger of equals” partner; or (c) sell the bank.  We engaged an investment banker to help us assess these strategic options.

First, we studied the capital markets with the hope of raising $20M.  What we found was in keeping with the recent experience of other similar institutions:  capital markets do not exist for community banks as a viable means of fundraising. Raising $20M would have resulted in dilution to our existing shareholders sufficient to make the capital raise equivalent to the sale of the Bank.  The fact that capital markets remained closed was underscored by the US Treasury Department just last week.  Stating that almost all of the 343 banks with remaining TARP funds are community banks, their publication says, and I quote “Community Banks generally aren’t household names outside the communities they serve and therefore find it harder to raise funds from private investors in the capital markets to repay TARP.”  Close quote.  In other words, capital markets are not a practical option for community banks. The Department of Treasury is recognizing a reality that the banking industry has experienced for 3 years.

In the absence of access to capital markets, we moved to our next option, to pursue a “merger of equals.”  We instructed our bankers to explore the market’s interest in Carrollton.  We believe that our bankers did a great job, contacting approximately 95 banks and signing confidentiality agreements with about 25 interested parties.  Out of those 25, a total of seven (7) bidders emerged.  Five (5) of these parties performed due diligence.  It came down to two (2) banks, both offering similar deals.  However, one bank had the capital to close the deal and the other needed to raise the capital to complete the transaction.

After careful and thorough consideration, the Carrollton Bancorp’s Board of Directors determined unanimously that a merger with Bay Bank would likely be a better option for our shareholders, customers and employees, than if Carrollton were to remain independent.

On April 8th, 2012 Carrollton Bancorp, Jefferson Bancorp and Financial Services Partners Fund I, LLC entered into an Agreement and Plan of Merger.  The Agreement provides for the merger of Jefferson Bancorp into Carrollton Bancorp with Carrollton Bancorp becoming the surviving holding company.  After the merger receives all necessary approvals, and the satisfaction or wavier of all closing conditions, Carrollton Bank will merge with Bay Bank.  Bay Bank will be the surviving entity and will operate as a thrift.

The merits of this combination – for both banks – can be explained quite simply.  We believe that each of these banks brings to the marriage something that the other needs.    Carrollton Bank brings size and scale, a real branch footprint, and sources of fee income including mortgage and electronic banking.  Bay brings capital – what we believe to be the key ingredient needed to strengthen the balance sheet and to fuel growth.

For all these reasons, we believe this marriage is a good one.  I am extremely excited about creating a community bank that does not presently have capital constraints and that we believe will have the ability to grow into the premier community bank in Baltimore.  We believe that there is a need in our market place for such a bank and our combined bank will be able to fulfill that role and hopefully raise shareholder value to what you expect from your company.

At some point in the very near future, in a proxy statement delivered to you, Carrollton Bancorp’s Board of Directors intends to recommend that you vote “FOR” the proposal to adopt the Merger Agreement.  Our Board of Directors believes that our growth could be impeded by the current difficult economic conditions and the uncertain regulatory environment, and, as a result, the Board of Directors believes that the merger transaction represents a more favorable option for Carrollton in the short term and long term than continuing to operate independently.

After your review of the proxy statement, we look forward to receiving your proxy or your vote or seeing you at the Special Meeting.  Your vote is important.

Thank you for your continued support of Carrollton Bank.